EXHIBIT 5.1

[HEALTHMARKETS LOGO]                         GLENN W. REED        P 817-255-5319
                                             Executive Vice       F 817-255-5394
                                             President and
                                             General Counsel
                                             glenn.reed@healthmarkets.com




                                                                 April 26, 2006




HealthMarkets, Inc.
9151 Grapevine Highway
North Richland Hills, Texas 76180-5605


Re: Shares of Class A-2 Common Stock, par value $0.01 per share, issued pursuant to the Amended and Restated HealthMarkets Agents' Total Ownership Plan, the Amended and Restated HealthMarkets Agency Matching Total Ownership Plan, the Amended and Restated HealthMarkets Agents' Contribution to Equity Plan, and the Amended and Restated HealthMarkets Matching Agency Contribution Plan

Ladies and Gentlemen:

     I serve as Executive Vice President and General Counsel of HealthMarkets, Inc. (the "Company"), and in such capacity I have acted as counsel to the Company in connection with the proposed issuance of the Class A-2 Common Stock referred to above (the "Shares") pursuant to the terms of the following plans:

        1. Amended and Restated HealthMarkets Agents' Total Ownership Plan;
        2. Amended and Restated HealthMarkets Agency Matching Total Ownership Plan;
        3. Amended and Restated HealthMarkets Agents' Contribution to Equity Plan; and
        4. Amended and Restated HealthMarkets Matching Agency Contribution Plan.

     The Shares are the subject of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to which this opinion is attached as an exhibit.

     As to certain questions of fact, I have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to me as copies. I have examined all records, instruments and documents that I have deemed necessary for the purpose of this opinion.


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HealthMarkets, Inc.
April 26, 2006
Page 2

     Based upon the foregoing and upon my general familiarity with the properties and affairs of the Company, I am of the opinion that:

     1. The Company is a validly organized and legally existing corporation under the law of the State of Delaware.

     2. When, as and if the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.


                                   Very truly yours,



                                   /s/ Glenn W. Reed

                                   Glenn W. Reed
                                   Executive Vice President and General Counsel